EXHIBIT 99.1

ProPetro Reports Financial Results for the Second Quarter of 2022
MIDLAND, TX, August 2, 2022, (Business Wire) – ProPetro Holding Corp. ("ProPetro" or "the Company") (NYSE: PUMP) today announced financial and operational results for the second quarter of 2022.
Second Quarter 2022 and Recent Highlights
•Total revenue for the quarter increased 11% to $315 million compared to $283 million for the first quarter of 2022.
•Net loss for the quarter was $33 million, or $0.32 per diluted share, compared to net income of $12 million, or $0.11 per diluted share, for the first quarter of 2022.
•Recorded impairment expense of $57 million in connection with our DuraStim® equipment.
•Adjusted EBITDA(1) for the quarter increased 13% to $76 million or 24% of revenues compared to $67 million for the first quarter of 2022.
•Effective utilization for the second quarter improved 8% to 14.8 fleets compared to 13.7 fleets for the first quarter of 2022.
•Net cash provided by operating activities for the quarter of $78 million as compared to $25 million for the first quarter of 2022.
•Positive Free Cash Flow(2) for the quarter was approximately $0.6 million as compared to negative Free Cash Flow of approximately $39 million for the first quarter of 2022.
•Recently ordered additional Tier IV Dynamic Gas Blending ("DGB" or "dual-fuel") frac units.
(1) Adjusted EBITDA is a Non-GAAP financial measure and is described and reconciled to net income (loss) in the table under “Non-GAAP Financial Measures”.
(2) Free Cash Flow is a Non-GAAP financial measure and is described and reconciled to cash from operating activities in the table under “Non-GAAP Financial Measures".

Sam Sledge, Chief Executive Officer, commented, “The Company produced another strong quarter of operational and financial performance in spite of many crosswinds and challenges, including continuing supply chain disruptions and cost inflation. We attribute this success to the hard work and effort of our team executing on our returns-focused strategy to take advantage of improving market conditions and increased demand for our services, all bolstered by first-in-class service at the wellsite.
As part of our fleet transition strategy announced last year, we now have three Tier IV DGB fleets operating and expect a fourth Tier IV DGB fleet to be operating in the fourth quarter of this year, subject to final equipment deliveries over the coming months. With the additional orders

EXHIBIT 99.1

announced today, we anticipate having approximately six marketed Tier IV DGB fleets during the first quarter of 2023. Given customer interest in long-term contracts for gas-burning equipment with our efficient crews, we are experiencing accelerating demand for Tier IV DGB assets into 2023.

Additionally, I want to comment that the demand for electric solutions from efficient frac providers is gaining momentum and ProPetro plans to play a significant role in the electric future of the Permian Basin. We have assessed multiple electric frac offerings with plans to deploy an electric solution in 2023, therefore putting our team in a position to participate directly in the electrification and industrialization of the Permian Basin. We are excited about continuing our transition to more efficient solutions that support gas-burning opportunities for our customers to help lower costs, reduce greenhouse gas emissions, and enhance our future competitiveness and free cash flow profile."

David Schorlemer, Chief Financial Officer, commented, "Our positive financial performance in the second quarter is a result of our commitment to our strict fleet deployment strategy and our pursuit of margin-over-market share. Achieving mid-cycle economics this early in the year gives our team confidence to move forward with our customers to prioritize Tier IV DGB equipment and the deployment of electric frac fleets in 2023."
Second Quarter 2022 Financial Summary
Revenue for the second quarter of 2022 was $315 million, compared to revenue of $283 million for the first quarter of 2022. The 11% increase was attributable to our increased effectively utilized fleet count of 14.8 fleets, from 13.7 fleets in the first quarter of 2022, driven by fleet repositioning and increased pricing.
Cost of services, excluding depreciation and amortization of approximately $31 million, for the second quarter of 2022 increased to $219 million from $197 million during the first quarter of 2022. The 11% increase was attributable to the increased operational activity levels and cost inflation in the second quarter of 2022.
General and administrative expense of $25 million for the second quarter of 2022 decreased from $32 million in the first quarter of 2022. General and administrative expense, exclusive of a net expense of $5 million relating to a non-recurring net legal expense of approximately $2 million and non-cash items consisting of stock-based compensation of approximately $3 million, was $20 million, or 6% of revenue, for the second quarter of 2022 compared to 7% of revenue for the first quarter of 2022. The decrease in our general and administrative expense as a percentage of revenue was driven by higher revenue in the second quarter of 2022.
Net loss for the second quarter of 2022 totaled $33 million, or $0.32 per diluted share, compared to net income of $12 million, or $0.11 per diluted share, for the first quarter of 2022. The net loss

EXHIBIT 99.1

recorded in the second quarter of 2022 was primarily driven by the non-recurring and non-cash impairment expense of $57 million in connection with our DuraStim® equipment.
Adjusted EBITDA increased to $76 million for the second quarter of 2022 from $67 million for the first quarter of 2022. The increase in Adjusted EBITDA was primarily attributable to increased activity, fleet repositioning and net pricing improvements.
Liquidity and Capital Spending
As of June 30, 2022, total cash was $70 million and the Company remained debt free. Total liquidity at the end of the second quarter of 2022 was $185 million including our total cash balance and available borrowing capacity under the Company’s revolving credit facility.
Capital expenditures incurred during the second quarter of 2022 were $89 million, the majority of which related to maintenance expenditures and our previously announced Tier IV DGB conversions. Net cash used in investing activities from our statement of cash flow during the second quarter of 2022 was $78 million.
Outlook

Effective utilization for the second half of 2022 is expected to be in the range of 14 to 15 fleets. Based on that range and assuming current market and industry conditions, the Company currently anticipates full year 2022 adjusted EBITDA to be at or above $300 million with capital expenditures increasing to a range of $300 million to $350 million due to the additional orders of Tier IV DGB frac units.
Mr. Schorlemer added, "As we plan to meet customer demand for gas-burning offerings in the face of pronounced supply chain constraints, we have accelerated some of our 2023 capital expenditures into 2022 that would otherwise have been allocated to maintaining and upgrading our conventional fleets, in favor of Tier IV DGB equipment. We believe this investment will protect our ability to expand margins further in 2023 and enhance our free cash flow longer term. Assuming a continuing favorable operating environment, which we believe will continue to strengthen as we move into 2023, capital expenditures next year are currently expected to be meaningfully lower. This sets the Company up for material free cash flow in 2023 and a further bolstering of our already strong liquidity position which enables our longer term capital allocation strategy."

Mr. Sledge concluded, "As we begin to approach 2023 into what we believe is a structurally undersupplied global crude oil market, we are optimizing ProPetro to fully benefit from global demand for short-cycle barrels in the Permian Basin. It is clear to our team that the transition to dual-fuel and electric equipment is an important step in maintaining our position as a leading Permian frac provider. The dual-fuel investment decisions announced today and the role we

EXHIBIT 99.1

expect to have in the electric frac market in 2023 and beyond will support a structural shift in the capabilities of our future fleet portfolio. While these assets will certainly be a highlight in 2023, optimizing our existing footprint and evaluating new technologies and other strategic opportunities will continue to play an important role in enhancing cash-on-cash returns and the long-term competitiveness of ProPetro as we move through a sustained up cycle. We expect that favorable industry conditions, our strong balance sheet, and our relentless pursuit of operational excellence will enable success in the execution of these initiatives."

Conference Call Information
The Company will host a conference call at 8:00 AM Central Time on Wednesday, August 3, 2022, to discuss financial and operating results for the second quarter of 2022. The call will also be webcast on ProPetro’s website at www.propetroservices.com. To access the conference call, U.S. callers may dial toll free 1-844-340-9046 and international callers may dial 1-412-858-5205. Please call ten minutes ahead of the scheduled start time to ensure a proper connection. A replay of the conference call will be available for one week following the call and can be accessed toll free by dialing 1-877-344-7529 for U.S. callers, 1-855-669-9658 for Canadian callers, as well as 1-412-317-0088 for international callers. The access code for the replay is 1560734.

About ProPetro
ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. For more information visit www.propetroservices.com.
Forward-Looking Statements
Except for historical information contained herein, the statements and information in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “may,” “could,” “plan,” “project,” “budget,” “predict,” “pursue,” “target,” “seek,” “objective,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” and other expressions that are predictions of, or indicate, future events and trends and that do not relate to historical matters identify forward‑looking statements. Our forward‑looking statements include, among other matters, statements about our business strategy, industry, future profitability, expected fleet utilization, sustainability efforts, the future performance of newly improved technology, expected capital expenditures and the impact of such expenditures on our performance and capital programs. A forward‑looking statement

EXHIBIT 99.1

may include a statement of the assumptions or bases underlying the forward‑looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.
Although forward‑looking statements reflect our good faith beliefs at the time they are made, forward-looking statements are subject to a number of risks and uncertainties that may cause actual events and results to differ materially from the forward-looking statements. Such risks and uncertainties include the volatility of oil prices, the operational disruption and market volatility resulting from the COVID-19 pandemic, the global macroeconomic uncertainty related to the Russia-Ukraine war, and other factors described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, particularly the “Risk Factors” sections of such filings, and other filings with the Securities and Exchange Commission (the “SEC”). In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it, including matters related to shareholder litigation. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements and are urged to carefully review and consider the various disclosures made in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings made with the SEC from time to time that disclose risks and uncertainties that may affect the Company’s business. The forward-looking statements in this news release are made as of the date of this news release. ProPetro does not undertake, and expressly disclaims, any duty to publicly update these statements, whether as a result of new information, new developments or otherwise, except to the extent that disclosure is required by law.

Investor Contacts:

David Schorlemer
Chief Financial Officer
david.schorlemer@propetroservices.com
432-688-0012

Matt Augustine
Investor Relations
matt.augustine@propetroservices.com
432-848-0871
###

EXHIBIT 99.1

PROPETRO HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
REVENUE - Service revenue	$ 315,083	$ 282,680	$ 216,887
COSTS AND EXPENSES
Cost of services (exclusive of depreciation and amortization)	218,813	197,271	162,837
General and administrative (inclusive of stock-based compensation)	25,135	31,707	17,529
Depreciation and amortization	31,462	31,854	33,243
Impairment expense	57,454	—	—
Loss on disposal of assets	22,485	16,117	15,025
Total costs and expenses	355,349	276,949	228,634
OPERATING INCOME (LOSS)	(40,266)	5,731	(11,747)
OTHER INCOME (EXPENSE):
Interest expense	(669)	(134)	(159)
Other income (expense)	6	10,357	(302)
Total other income (expense)	(663)	10,223	(461)
INCOME (LOSS) BEFORE INCOME TAXES	(40,929)	15,954	(12,208)
INCOME TAX (EXPENSE) BENEFIT	8,069	(4,137)	3,697
NET INCOME (LOSS)	$ (32,860)	$ 11,817	$ (8,511)

NET INCOME (LOSS) PER COMMON SHARE:
Basic	$ (0.32)	$ 0.11	$ (0.08)
Diluted	$ (0.32)	$ 0.11	$ (0.08)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	104,236	103,683	102,398
Diluted	104,236	105,384	102,398

EXHIBIT 99.1

PROPETRO HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30, 2022	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 69,789	$ 111,918
Accounts receivable - net of allowance for credit losses of $217 and $217, respectively	182,026	128,148
Inventories	3,491	3,949
Prepaid expenses	3,493	6,752
Other current assets	202	297
Total current assets	259,001	251,064
PROPERTY AND EQUIPMENT - net of accumulated depreciation	806,513	808,494
OPERATING LEASE RIGHT-OF-USE ASSETS	755	409
OTHER NONCURRENT ASSETS:
Other noncurrent assets	1,354	1,269
Total other noncurrent assets	1,354	1,269
TOTAL ASSETS	$ 1,067,623	$ 1,061,236

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 170,145	$ 152,649
Operating lease liabilities	588	369
Accrued and other current liabilities	22,925	20,767
Total current liabilities	193,658	173,785
DEFERRED INCOME TAXES	56,732	61,052
NONCURRENT OPERATING LEASE LIABILITIES	197	97
Total liabilities	250,587	234,934
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Preferred stock, $0.001 par value, 30,000,000 shares authorized, none issued, respectively	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized, 104,308,413 and 103,437,177 shares issued, respectively	104	103
Additional paid-in capital	856,605	844,829
Accumulated deficit	(39,673)	(18,630)
Total shareholders’ equity	817,036	826,302
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$ 1,067,623	$ 1,061,236

EXHIBIT 99.1

PROPETRO HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ (21,043)	$ (28,886)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	63,317	66,721
Impairment expense	57,454	—
Deferred income tax expense (benefit)	(4,321)	(10,360)
Amortization of deferred debt issuance costs	655	269
Stock-based compensation	14,822	5,396
Provision for credit losses	—	140
Loss on disposal of assets	38,603	28,076
Changes in operating assets and liabilities:
Accounts receivable	(53,878)	(53,762)
Other current assets	561	325
Inventories	457	89
Prepaid expenses	3,343	7,711
Accounts payable	(426)	44,933
Accrued and other current liabilities	3,764	828
Net cash provided by operating activities	103,308	61,480
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(144,519)	(52,187)
Proceeds from sale of assets	2,951	1,267
Net cash used in investing activities	(141,568)	(50,920)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of insurance financing	—	(4,093)
Payment of debt issuance costs	(824)	—
Proceeds from exercise of equity awards	741	3,235
Tax withholdings paid for net settlement of equity awards	(3,786)	(5,773)
Net cash used in financing activities	(3,869)	(6,631)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(42,129)	3,929
CASH AND CASH EQUIVALENTS - Beginning of period	111,918	68,772
CASH AND CASH EQUIVALENTS - End of period	$ 69,789	$ 72,701

EXHIBIT 99.1

Reportable Segment Information

Three Months Ended
	June 30, 2022			March 31, 2022
(in thousands)	Pressure Pumping	All Other	Total	Pressure Pumping	All Other	Total

Service revenue	$ 309,445	$ 5,638	$ 315,083	$ 277,112	$ 5,568	$ 282,680
Adjusted EBITDA	$ 86,291	$ (10,344)	$ 75,947	$ 76,995	$ (10,462)	$ 66,533
Depreciation and amortization	$ 30,528	$ 934	$ 31,462	$ 30,930	$ 924	$ 31,854
Capital expenditures	$ 83,170	$ 5,911	$ 89,081	$ 71,602	$ 126	$ 71,728

Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures provide useful information to investors in assessing our financial condition and results of operations. Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA, and net cash from operating activities is the GAAP measure most directly comparable to Free Cash Flow. Non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider Adjusted EBITDA or Free Cash Flow in isolation or as a substitute for an analysis of our results as reported under GAAP. Because Adjusted EBITDA and Free Cash Flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

EXHIBIT 99.1

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended
	June 30, 2022			March 31, 2022
(in thousands)	Pressure Pumping	All Other	Total	Pressure Pumping	All Other	Total
Net income (loss)	$ (24,392)	$ (8,468)	$ (32,860)	$ 29,370	$ (17,553)	$ 11,817
Depreciation and amortization	30,528	934	31,462	30,930	924	31,854
Impairment expense	57,454	—	57,454	—	—	—
Interest expense	—	669	669	—	134	134
Income tax expense (benefit)	—	(8,069)	(8,069)	—	4,137	4,137
Loss (gain) on disposal of assets	22,680	(195)	22,485	16,421	(304)	16,117
Stock-based compensation	—	3,458	3,458	—	11,364	11,364
Other expense (income)(2)	—	(6)	(6)	—	(10,357)	(10,357)
Other general and administrative expense, net(1)	21	1,333	1,354	274	1,193	1,467
Adjusted EBITDA	$ 86,291	$ (10,344)	$ 75,947	$ 76,995	$ (10,462)	$ 66,533

(1)Other general and administrative expense, (net) relates to nonrecurring professional fees paid to external consultants in connection with the Company's pending SEC investigation and shareholder litigation, net of insurance recoveries. During the three months ended June 30, 2022 and March 31, 2022, we received approximately $2.4 million and $1.0 million, respectively, from our insurance carriers in connection with the SEC investigation and Shareholder litigation.
(2)Includes $10.7 million of net tax refund received from the Comptroller of Texas in March 2022 in connection with sales and use tax audit for periods 2015 through 2018.
Reconciliation of Cash from Operating Activities to Free Cash Flow

Three Months Ended
(in thousands)	June 30, 2022	March 31, 2022

Cash from Operating Activities	$ 78,138	$ 25,170
Cash used in Investing Activities	(77,520)	(64,048)
Free Cash Flow	$ 618	$ (38,878)